UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 1, 2009

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 1, 2009, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Annual Report on Form 10-K for the fiscal year ended May 31, 2009 (“Fiscal 2009”). As stated therein, the Company was unable to file its Annual Report on Form 10-K for Fiscal 2009 without unreasonable effort and expense, primarily due to the Company’s inability, at this time, to resolve a material uncertainty concerning the collectability and recovery of certain assets and the Company’s potential obligations under certain lines of credit and a guaranty, and the Company is unable to assess the potential effect the ultimate resolution of these matters will have on the financial position and results of operation of the Company (all of which, the “Material Uncertainties”). The independent auditors of the Company have advised the Company that it will not be able to deliver an unqualified opinion with respect to the Company’s Fiscal 2009 financial statements required to be included in the Form 10-K as a result of any inability to resolve such Material Uncertainties.

In light of current adverse market conditions impacting the Company and the global diamond and jewelry industry described further below, the Company anticipates that its reported results of operations for Fiscal 2009 will reflect significant changes from the fiscal year ended May 31, 2008 (“Fiscal 2008”). However, the Company, at this time, can only give a reasonable estimate of its anticipated net sales for Fiscal 2009, which is subject to the completion of the Company’s audit.

The Company anticipates net sales of approximately $192.0 million for Fiscal 2009 as compared to net sales of $370.0 million for Fiscal 2008.

The recent global financial crisis and economic downturn has negatively impacted the sectors of the diamond and jewelry industry in which the Company operates. Diamond and jewelry purchases are ultimately dependant on the availability of consumer discretionary spending. Uncertainties regarding future economic prospects and a decline in consumer confidence during Fiscal 2009 translated into lower purchases and sales by diamond retailers, wholesalers and producers and adversely impacted the Company’s operations. During the fourth fiscal quarter of 2009, the Company continued to focus its efforts on cash flow while reducing operating costs and manufacturing overhead. Gross margins in the fourth quarter remained under significant pressure as a result of price competition, overhead absorption and inventory valuation considerations.

Although the Company is not, at this time, in a position to give a reasonable estimate as to the Company’s gross margin and income before income taxes, among other results of operations, the Company is including herein certain historical financial data for contextual purposes as follows:

•	For Fiscal 2008, gross margin was $32.7 million and income before income taxes was $9.7 million.

•
For the nine months ended February 28, 2009 the Company reported net sales of $161.7 million, gross margin of $8.9 million and a loss before income taxes of $(10.0) million, as compared to net sales of $275.3 million, gross margin of $22.9 million and income before income taxes of $5.4 million for the nine months ended February 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: September 1, 2009	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer